Exhibit 99.1

Contacts:	Joseph C. Tusa, Jr.	David L. Kerr
	Senior Vice President and	Senior Vice President — Corporate Development
	Chief Financial Officer	713.386.1420
	713.386.1428	dkerr@comsys.com
jtusa@comsys.com
ROBERT Z. HENSLEY APPOINTED TO
COMSYS IT PARTNERS, INC. BOARD OF DIRECTORS
HOUSTON, TX (November 2, 2006) — COMSYS IT Partners, Inc. (NASDAQ:CITP), a leading provider of information technology staffing services company, today announced that Robert Z. Hensley has joined COMSYS’ board of directors as its new Audit Committee Chairman. Hensley replaces Kevin McNamara, who resigned from COMSYS’ Board to focus on his chief financial officer duties at recently public HealthSpring, Inc.
Hensley served from 1990 to 2002 as an Audit Partner, and from 1997 to 2002 as Office Managing Partner, for the Nashville office of Arthur Andersen LLP. From 2002 to 2003, he was an Audit Partner in the Nashville office of Ernst & Young LLP. He currently serves on the Boards and Audit Committees of HealthSpring, Inc., Advocat, Inc., and Spheris, Inc.
“Bob Hensley will make an outstanding addition to our Board and Audit Committee,” said Larry L. Enterline, Chief Executive Officer. “Bob has had a distinguished career in public accounting, and his experience with other public company boards and their audit committees will be very helpful to COMSYS as we continue our efforts to create shareholder value. I look forward to Bob’s input, and am delighted that he has joined our Board.
“I’d also like to thank Kevin McNamara for his diligent service,” Enterline continued. “Kevin played a leadership role in our initial SOX implementations, and his efforts have produced lasting benefits.”
About COMSYS IT Partners
COMSYS IT Partners, Inc. (NASDAQ: CITP) is a leading information technology services company with 44 offices across the U.S. and offices in Canada and the U.K. Leveraging more than 30 years of experience, COMSYS has enhanced its core competency of IT staffing services by creating client-centric, cost-effective information system solutions. COMSYS’ service offerings include contingent staff augmentation of IT professionals, permanent recruiting and placement, vendor management and project solutions, including network design and management, offshore development, customized software development and maintenance, software globalization/localization translation services and implementation and upgrade services for SAS, business intelligence and various ERP packages. COMSYS primarily serves clients in the financial services/insurance, telecommunications, energy, pharmaceutical and healthcare industries and government agencies.
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